EXHIBIT 5

                PARTNERSHIP INTEREST AND SHARE PURCHASE AGREEMENT

This Agreement (the "AGREEMENT") is made and entered into as of April 8 2007, by and between Aeronautics Defense Systems Ltd., a company organized under the laws of the State of Israel (the "SELLER") and Porter Marketing SA., a company organized under the British Virgin Islands laws ("PURCHASER").

                                   WITNESSETH:

     WHEREAS, the Seller is the owner of a limited Partner's interest ("INTEREST") in Chun Holdings Limited Partnership, a limited partnership established under the laws of the State of Israel (the "PARTNERSHIP") and is the owner of 100 Ordinary Shares, NIS 1.00 per value each of Chun Holdings Ltd., a private company incorporated under the laws of the State of Israel, which is the general Partner of the Partnership (the "GENERAL PARTNER"), representing one third (1/3) of the issued and outstanding share capital of the General Partner and of its voting rights (the "SOLD SHARE") and;

     WHEREAS, the Purchaser was designated by Geometric Hedge Limited, a shareholder of the Seller, to purchase the Interest and the Sold Shares from the Seller, and is familiar with the Partnership and the General Partner; and

     WHEREAS, the Seller desires to sell, transfer and assign the Interest and the Sold Shares to the Purchaser, and the Purchaser desires to acquire, receive and assume the same from the Seller, all on the terms and conditions set forth below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

7.   SALE AND ASSIGNMENT OF THE INTEREST AND THE SOLD SHARES.

     7.1. SALE AND ASSIGNMENT OF THE INTEREST AND THE SOLD SHARES. Subject to the provisions of Section 1.4 below, at the Closing (as described in Section 1.2 bellow), the Seller shall unconditionally and irrevocable sell, assign, transfer and convey the Interest and the Sold Shares to the Purchaser in consideration of the aggregate sum of US$ 3,941,250 (three million nine hundred and forty one thousand and two hundred and fifty United States Dollars) (the "CONSIDERATION") to the paid by Purchaser to the Seller by wire transfer in immediately available funds to a bank account designated by Seller, without any set-of, counterclaim or withholding of any nature whatsoever, free and clear of all taxes, commissions or expenses of any nature whatsoever, including transfer and banking fees.

     7.2. THE CLOSING. Subject to the provisions of Section 1.4 below, the closing of this transaction ("CLOSING") shall take place and be held at the offices of Goldfarb, Levy, Eran. Meiri & Co., Law Offices, located at Europe-Israel Tower, 2 Weizmann Street, Tel-Aviv, Israel, at 10:00 AM (Israel time), on the date that is three (3) business day following the later of: (a) the date on which the transaction contemplated under the Agreement among Mr. Eyal Shaked and Ms. Tal Shaked and Geonetric Hedge Limited, Yoel Technologies Ltd., Loven Hachatzav Ltd., Mr. Uri Manor, Mr. Thomas Cherian and Kimba Ventures Limited, dated February 23, 2007, was consummated in accordance with its terms, or (b) the earlier of (i) the date on which Seller is notified by each of Prescient Systems & Technologies Pte. Ltd. and by Mr. Aviv Tzidon of their decision to waive their right of first refusal with respect to the Sold Shares in accordance with Articles
          9.4 of the Articles of Association of the General Partner; or (ii) thirty (30) days following the date of receipt by Prescient Systems & Technologies Pte. Ltd,. and by Mr. Aviv Tzidon of a rights notice as described in Section 1.4 below, or on such other date, time, and place, as the Seller and the Purchaser shall agree.

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     7.3. TRANSACTIONS AT CLOSING. At the Closing, the following transactions shall occur and deliveries be made, which transactions and deliveries shall be deemed to take place simultaneously and no transactions and deliveries shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required deliveries delivered:

          7.3.1. The Seller shall deliver to the Purchaser the following documents and take the following actions:

               (a) Seller shall deliver an assignment and assumption agreement with respect to the Invest, substantially in the form attached hereto as EXHIBIT A (the "Assignment and Assumption Agreement"), duly executed by the Seller;

               (b) Seller shall deliver a share transfer deed representing transfer by the Seller of the Sold Shares to the Purchaser ("SHARE TRANSFER DEED"), duly executed by the Seller; and

               (c) Seller shall deliver approval of Bank Hapoalim B.M., which has a floating charge of first degree over all assets of the Seller, to the sale and transfer of the Interest and the Sold Shares to the Purchaser.

          7.3.2. The Purchaser shall deliver to the Seller to following documents and take the following actions:

               (a) Purchaser shall pay to the Seller the Consideration as set forth in Section 1.1 above;

               (b) Purchaser shall deliver the Assignment and Assumption Agreement, duly executed by Purchaser;

               (c) Purchaser shall deliver the Share Transfer Deed, duly executed by the Purchaser; and

               (d) Purchaser shall deliver the written consent of each of Prescient Systems & Technologies Pte. Ltd. and Mr. Aviv Tzidon to the transfer of the Interest to the Purchaser.

          7.3.3. The Seller and the Purchaser shall jointly deliver the following:

               (a) Written consent of the General Partner to the transfer of the Interest to the Purchaser;

               (b) Resolution of the Board of Directors of the General Partner approving the sale and transfer of the Sold Shares to the Purchaser; and

     7.4. RIGHT OF FIRST REFUSAL. It is hereby clarified that each of Prescient Systems & Technologies Pte. Ltd. and Mr. Aviv Tzidon has a right of first refusal with respect to the sale of the Soled Shares by the Seller. Accordingly, immediately following the signing of this Agreement, Seller shall send to each of Prescient Systems & Technologies Pte. Ltd. and Mr. Aviv Tzidon a rights notice, notifying them to the proposed sale of the Sold Shares. In the event that Prescient Systems & Technologies Pte. Ltd. and/or Mr. Aviv Tzidon shall exercise their right of first refusal in accordance with the provisions of Articles 9.4 of the Articles of Association of the General Partner, this Agreement shall terminate and the parties hereto shall be released of their respective undertakings hereunder.

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8.   REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser as follows:

     8.1. OWNERSHIP. The Interest Constitutes the entire interest of the Seller in the Partnership. The Sold Shares constitute the entire holdings of the Seller in the General Partner. Except for the floating charge of Bank Hapoalim B.M., Seller owns the Interest and all rights attached to the Interest and the Sold Shares and all rights attached to the Sold Shares, free and clear of all liens, charges, encumbrances, debt, restrictions, claims, options to purchase, proxies, voting agreements, calls, commitments, rights of first refusal, orb third party rights of any kind, other than those which are imposed by: (a) the Binding Term Sheet among Mr. Aviv Tzidon, the Seller and Singapore Technologies Group, dated October 30, 2003, as amended and the Limited Partnership Agreement, dated December 28, 2003, as amended from time to time, and
          (b) by the Articles of Association of the General Partner,
          respectively.

     8.2. ORGANIZATION; AUTHORITY; BOARD AUTHORIZATION. Seller is a corporation duly organized and validly existing under the laws of the State of Israel. Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligation hereunder. The execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     8.3. NO OTHER REPRESENTATIONS. Except for the representations and warranties contained above in this Section 2, no representation or warrant, whether expressed or implied, is given hereunder by Seller to Purchaser, and other than Seller's representations and warranties expressly set forth in Section 2 hereof, Purchaser is purchasing in Interest and the Sold Shares on an "AS IS" basis.

9. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser hereby represents and warrants to the Seller as follows:

     9.1. ORGANIZATION; AUTHORITY. Purchaser is a company duly organized and validly existing under the laws of the British Virgin Islands. Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligation hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no further corporate action for such authorization is required of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     9.2. FINANCING. Purchaser possesses on the date of execution of this Agreement sufficient cash resources or the ability to otherwise finance the Consideration.

     9.3. PURCHASE "AS IS". Purchaser acknowledges and confirm that as a Shareholder of the Seller be is familiar with the Partnership, the General Partner and their respective business condition. Purchaser agrees to Purchase the Interest and the Sold Shares on an "AS IS" basis, without reliance on any representation or warranty of Seller other than Seller's representations and warranties expressly set forth in Section 2 hereof.

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10.  COVENANTS OF THE PARTIES

     10.1. ADDITIONAL ACTIONS. Each party hereto shall perform such acts and execute such documents as may be reasonably necessary in order to obtain the consents, approvals and/or waivers set forth in Section
          1.3.3 hereof. In addition, each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

     10.2. EXPENSES OF TRANSFER. The Seller and the Purchaser shall each be responsible for its own expenses incurred in connection with the transactions contemplated by this Agreement.

11.  MISCELLANEOUS

     11.1. GOVERNING LAW; JURISDICTION. This Agreement shall be governed exclusively by and be construed according to the laws of the State of Israel, without regard to the conflict of laws provision thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court of Tel Aviv - Yaffa, and each of the parties hereby submits irrevocably to this jurisdiction of such court.

     11.2. SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, such consent not to be unreasonably withheld.

     11.3. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including all exhibits and schedules thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement.

     11.4. NOTICES, ETC. Any notice given under this Agreement must be in writing to the address indicated herein below (or such other address as may be indicated from time to time by the relevant party by giving notice thereof) and shall be effective: (i) if mailed by first class registered mail return receipt requested, ten (10) business days after mailing; (ii) if sent by messenger, upon delivery; and (iii) if sent via telecopier, one (1) business day after transmission and electronic confirmation of receipt, when followed by a hard copy sent by first class post.

          If to Seller:                       Aeronautics Defense Systems Ltd.
                                              1 Nachal Snir Street
                                              Yavne, Israel
                                              Facsimile: +972-8-9328912
                                              Attn: Avi Leumi, CEO
          With a copy (which shall not        Goldfarb, Levy, Eran, Meiri & Co.,
          constitute notice) to: Law Office
                                              2 Weizmann Street
                                              Tel Aviv, Israel
                                              Facsimile: +972-3-6089381
                                              Attn: Dudi Zoltak, Adv.
          If to Purchaser:                    Portel Marketing SA
                                              c/o Mr. Yair Green, Adv.
                                              15 Abba Hillel Silver Rd.,
                                              Ramat Gan, Israel
                                              Facsimile: +972-3-5754820
          With a copy (which shall            Mr. Uri Manor
          not constitute notice) to:          2 Koufman Street
                                              Tel Aviv, Israel


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     11.5. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default thereto or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

     11.6. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

     11.7. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Any party may rely on a facsimile signature of another party as if an original signature.

     11.8. CONFIDENTIALITY. Without the consent of the other, neither the Seller nor the Purchaser will issue any press or news release or other public notice or communications or otherwise make disclosure of this Agreement and the transactions contemplated hereby to any third person, except that such disclosure may be made as required by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the day and year first above written.

SELLER:                             AERONAUTICS DEFENSE SYSTEMS LTD.
_________________          by:      _____________________________________
                                    Name:
                                    Title:

PURCHASER:                          PORTEL MARKETING SA.
_________________          by:      _____________________________________
                                    Name:
                                    Title:

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                                    Exhibit A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Reference is made to the Partnership Interest and Sale Purchase Agreement (the "AGREEMENT") BETWEEN Aeronautics Defense System Ltd. ("ASSIGNOR") and Portel Marketing SA ("ASSIGNEE"), dated as of April 8, 2007, pursuant to which Assignor has, inter alia, agreed to sell, transfer and assign to Assignee its entire interest as a limited partner in Chun Holdings Limited Partnership, a limited partnership established under the laws of the State of Israel) (the "PARTNERSHIP"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

2. For value consideration received, the receipt and adequacy of which are hereby acknowledged, as of the date hereof (the "EFFECTIVE DATE"). Assignor hereby assigns transfers and sets over unto Assignee and Assignee hereby accepts and assumes the Interest.

3. Assignor hereby transfers and assigns to Assignee, effective as of the Effective Date, any and all rights and privileges of the Assignor as an owner of the Interest, including without limitations, any and all interest in and to all of the loans made available from time to time by the Assignor to the Partnership, and Assignee hereby assumes and accepts, as of the Effective Date, on an AS IS basis, the performance of any and all covenants, obligations and undertakings of the Assignor associated with the Interest or otherwise related to the Partnership, and any and all undertakings, covenants and obligations undertaken by the Assignor with respect to the Interest and/or the Partnership or in relation thereto at any time prior to the effective Date, including without limitations, all obligations of the Assignor under the Binding Term Sheet among Mr. Aviv Tzidon. Assignor and Singapore Technology Grout, dated October 30, 2003, as amended (the "TERM SHEET") and in the Limited Partnership Agreement of the Partnership, dated December 28, 2003 (the "PARTNERSHIP AGREEMENT").

4. Assignee hereby agrees and covenants that it will henceforth comply with and observe all of the agreements and covenants of the limited partners of the Partnership contained in the Term Sheet and in the Partnership Agreement as if Assignee had been an original party thereto and as if the same were herein set out in full.

5. This Assignment and Assumption Agreement shall be governed exclusively by and be construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement and Assumption Agreement shall be resolved exclusively in the competent court of Tel Aviv - Yaffa, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

6. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Assumption Agreement as of the 3 day of May 2007.

ASSIGNOR                                    ASSIGNEE
AERONAUTICS DEFENSE SYSTEMS LTD.            PORTEL MARKETING SA.
by:  _______________________________        by:__________________________
Name:                                       Name:
Title:                                      Title:

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